Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS STRONG FISCAL 2014 FIRST QUARTER

•
Net income from continuing operations for the first quarter of fiscal 2014 was $12.4 million, or $0.43 per diluted share; adjusted net income from continuing operations for the first quarter of fiscal 2014, excluding certain items, was $16.7 million, or $0.57 per diluted share

•	Company raises full-year fiscal 2014 adjusted net income guidance to a revised range of $2.13 to $2.18 per diluted share

AKRON, Ohio - January 6, 2014 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2014 first quarter ended November 30, 2013.

Joseph M. Gingo, Chairman, President and Chief Executive Officer, said, “We are extremely encouraged by our strong start to fiscal 2014 and expect to continue the trend of earnings improvement. During the quarter, we successfully capitalized on operational efficiencies in Europe, benefitted from prior restructuring in Europe and Latin America, as well as gained solid contributions from our bolt-on acquisitions globally.”

Bernard Rzepka, Chief Operating Officer, stated, “The recovering and more stable automotive market in Europe has bolstered our engineered plastics business, and I am proud of the great strides our teams have made in our custom color business in Asia and Europe.”

Summary of 2014 First-Quarter Results
(In Millions, Except EPS and Operating Income Per Pound)

	Q1 2014	Q1 2013	$ or lbs. Change	% Change
Volume (lbs.)	502.7	473.6	29.1	6%
Net Sales	$585.4	$532.1	$53.3	10%
Net Income from Continuing Operations	$12.4	$11.8	$0.6	5%
Adjusted Net Income from Continuing Operations*	$16.7	$14.6	$2.1	14%
Operating Income	$19.9	$17.6	$2.3	13%
Adjusted Operating Income*	$24.5	$21.1	$3.4	16%
Adjusted Operating Income Per lb.*	$0.05	$0.04	$0.01	25%
Diluted EPS from Continuing Operations as Reported	$0.43	$0.40	$0.03	8%
Diluted EPS from Continuing Operations as Adjusted*	$0.57	$0.50	$0.07	14%

*The Company provides operating results exclusive of certain items such as costs related to acquisitions, restructuring related expenses and asset write-downs, as these costs are not indicative of the Company's ongoing core operations. The operating results presented in this manner are considered relevant to aid analysis and understanding of the Company's results and business trends. See note later in this release about the use of non-GAAP financial measures.

Fiscal First-Quarter Results
In the fiscal 2014 first quarter, net sales in the Europe, Middle East and Africa (EMEA) segment increased 11.7% compared with the same period last year. During the quarter, the incremental contribution of the Perrite acquisition in EMEA was $23 million and 15.5 million pounds in net sales and volume, respectively. Additionally, sales and volume benefited from greater demand as a result of the stabilization in the automotive market as well as strong performance in the Company’s color businesses, which successfully executed operational efficiency plans to gain market share within the region. Foreign currency translation positively impacted net sales by $13.7 million. EMEA gross profit was $51.9 million for the quarter, an increase of $7.9 million compared with the same three-month period last year. The increase in gross profit was primarily attributed to the incremental contribution of the Perrite acquisition, product mix and savings from successful purchasing initiatives. Foreign currency translation positively impacted EMEA gross profit by $1.8 million.

Net sales for the Americas decreased by 2% compared with the prior-year period due to reduced volume primarily in the engineered plastics business. The reduction in pounds sold was primarily driven by the Company executing its strategy to increase specialty product sales and reduce less profitable commodity sales. Foreign currency translation negatively impacted net sales by $2.5 million. Gross profit for the Americas was $21.4 million in the quarter, an increase of $0.4 million compared with the same period last year. The benefit of prior restructuring initiatives and improved mix were partially offset by the negative impact of $0.3 million of foreign currency translation.
During the quarter, net sales for the Company’s Asia Pacific (APAC) segment increased approximately 50% compared with the same prior-year period. The incremental contribution of the Perrite acquisition in APAC was $11.5 million and 8.5 million pounds in net sales and volume, respectively. Excluding the Perrite acquisition, volumes increased in nearly all businesses but were partially offset by decreased price per pound driven by competitive pricing pressures primarily in the masterbatch business. Gross profit for APAC for the quarter increased approximately 19% compared with the prior-year period. This increase was primarily attributed to the positive contribution from the Perrite acquisition. Gross profit percentage declined as a result of product mix and competitive pricing pressures.

Working Capital/Cash Flow From Operations
Cash provided from operations was $9.8 million for the first quarter of fiscal 2014. The Company’s cash and cash equivalents decreased $39.3 million from August 31, 2013. This decrease was driven primarily by the Perrite acquisition which was only partially offset by net cash provided from operations. Working capital was 58 days at the end of the fiscal 2014 first quarter, a decrease of three days when compared with the same period last year.

Capital expenditures for the quarter were $9.6 million compared with $4.8 million last year. The increase included $3.5 million related to the delayed purchase of land and building associated with our ECM acquisition in fiscal 2013. During the first quarter of fiscal 2014, the Company declared and paid quarterly cash dividends for a total amount of $5.9 million and repurchased shares of common stock for a total cost of $1.1 million.

Business Outlook
“While we are encouraged by the strong fiscal first-quarter performance, we believe it is wise to approach the rest of the year with cautious optimism as our markets remain competitive and the visibility of future demand is limited. In addition, our primary raw materials costs may increase more than currently anticipated and we have not seen a complete rebound in all of our geographies,” Gingo said. “However, the positive contributions of our marketing initiatives, cost control efforts and the solid contribution of our recent acquisitions provide us the confidence to raise our expectations for 2014 adjusted net income guidance to a revised range of $2.13 to $2.18 per diluted share.”

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2014 first-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Tuesday, January 7, 2014 on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio.  Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements.  The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others.  The Company employs approximately 3,400 people and has 38 manufacturing facilities globally.  A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2013. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items and net income per diluted share excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products; and

•	operating problems with our information systems as a result of system security failures such as viruses, computer "hackers" or other causes.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended November 30,
	2013	2012
	Unaudited (In thousands, except per share data)
Net sales	$585,397	$532,085
Cost of sales	506,289	461,896
Selling, general and administrative expenses	57,398	49,838
Restructuring expense	1,778	1,937
Asset impairment	—	498
Curtailment (gain) loss	—	333
Operating income	19,932	17,583
Interest expense	2,191	1,768
Interest income	(62)	(207)
Foreign currency transaction (gains) losses	682	579
Other (income) expense, net	(78)	(136)
Income from continuing operations before taxes	17,199	15,579
Provision (benefit) for U.S. and foreign income taxes	4,568	3,437
Income from continuing operations	12,631	12,142
Income (loss) from discontinued operations, net of tax	2,655	3
Net income	15,286	12,145
Noncontrolling interests	(215)	(366)
Net income attributable to A. Schulman, Inc.	$15,071	$11,779

Weighted-average number of shares outstanding:
Basic	29,017	29,217
Diluted	29,205	29,412

Basic earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.43	$0.40
Income (loss) from discontinued operations	0.09	—
Net income attributable to A. Schulman, Inc.	$0.52	$0.40

Diluted earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.43	$0.40
Income (loss) from discontinued operations	0.09	—
Net income attributable to A. Schulman, Inc.	$0.52	$0.40

Cash dividends per common share	$0.200	$0.195

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	November 30, 2013	August 31, 2013
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$94,803	$134,054
Accounts receivable, less allowance for doubtful accounts of $10,760 at November 30, 2013 and $10,434 at August 31, 2013	359,383	310,749
Inventories, lower of average cost or market	308,593	261,658
Prepaid expenses and other current assets	42,965	41,224
Total current assets	805,744	747,685
Property, plant and equipment, at cost:
Land and improvements	29,452	27,954
Buildings and leasehold improvements	154,077	146,647
Machinery and equipment	382,520	356,144
Furniture and fixtures	40,091	39,065
Construction in progress	11,008	7,149
Gross property, plant and equipment	617,148	576,959
Accumulated depreciation	386,942	366,438
Net property, plant and equipment	230,206	210,521
Deferred charges and other noncurrent assets	51,610	48,723
Goodwill	154,825	139,526
Intangible assets, net	109,979	91,887
Total assets	$1,352,364	$1,238,342
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$327,090	$265,477
U.S. and foreign income taxes payable	7,514	6,423
Accrued payroll, taxes and related benefits	45,138	43,072
Other accrued liabilities	51,049	48,689
Short-term debt	21,685	8,373
Total current liabilities	452,476	372,034
Long-term debt	211,425	207,435
Pension plans	102,553	98,599
Deferred income taxes	23,954	20,873
Other long-term liabilities	25,854	24,657
Total liabilities	816,262	723,598
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,097 shares at November 30, 2013 and 48,094 shares at August 31, 2013	48,097	48,094
Additional paid-in capital	264,212	263,158
Accumulated other comprehensive income (loss)	12,699	682
Retained earnings	583,526	574,370
Treasury stock, at cost, 18,977 shares at November 30, 2013 and 18,940 shares at August 31, 2013	(379,984)	(378,927)
Total A. Schulman, Inc.’s stockholders’ equity	528,550	507,377
Noncontrolling interests	7,552	7,367
Total equity	536,102	514,744
Total liabilities and equity	$1,352,364	$1,238,342

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended November 30,
	2013	2012
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	$15,286	$12,145
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	7,865	7,485
Amortization	3,244	2,871
Deferred tax provision	(693)	(1,502)
Pension and other postretirement benefits	2,550	2,068
Asset impairment	—	498
Curtailment (gain) loss	—	333
Gain on sale of assets from discontinued operations	(3,028)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(12,681)	(6,133)
Inventories	(25,936)	(18,803)
Accounts payable	24,826	11,615
Income taxes	765	1,700
Accrued payroll and other accrued liabilities	1,239	3,515
Other assets and long-term liabilities	(3,618)	(5,449)
Net cash provided from (used in) operating activities	9,819	10,343
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(9,601)	(4,811)
Proceeds from the sale of assets	3,087	7,689
Business acquisitions, net of cash	(51,322)	(36,360)
Net cash provided from (used in) investing activities	(57,836)	(33,482)
Financing from continuing and discontinued operations:
Cash dividends paid	(5,915)	(5,781)
Increase (decrease) in short-term debt	3,294	2,397
Borrowings on long-term debt	457,000	45,046
Repayments on long-term debt	(444,649)	(35,809)
Payment of debt issuance costs	(1,731)	—
Issuances of stock, common and treasury	211	432
Purchases of treasury stock	(1,116)	(479)
Net cash provided from (used in) financing activities	7,094	5,806
Effect of exchange rate changes on cash	1,672	444
Net increase (decrease) in cash and cash equivalents	(39,251)	(16,889)
Cash and cash equivalents at beginning of period	134,054	124,031
Cash and cash equivalents at end of period	$94,803	$107,142

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures

	Three months ended November 30,
	2013	2012
	Unaudited (In thousands, except per share data)
Net income attributable to A. Schulman, Inc.:
GAAP, as reported	$15,071	$11,779
Income (loss) from discontinued operations, net of tax	2,655	3
Net income from continuing operations	$12,416	$11,776
Certain items, net of tax:
Asset write-downs (1)	107	626
Costs related to acquisitions (2)	546	312
Restructuring related (3)	3,340	1,762
Inventory step-up (4)	319	138
Total certain items, net of tax	$4,312	$2,838
Non-GAAP	$16,728	$14,614

Non-GAAP diluted EPS	$0.57	$0.50

Weighted-average number of shares outstanding -diluted	29,205	29,412

1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions include those costs incurred to pursue intended targets.
3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.

4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended November 30,
	2013	2012
	Unaudited (In thousands, except for %'s)
Pounds sold to unaffiliated customers
EMEA	312,220	290,607
Americas	155,234	159,836
APAC	35,262	23,184
Total pounds sold to unaffiliated customers	502,716	473,627

Net sales to unaffiliated customers
EMEA	$392,462	$351,488
Americas	146,527	149,574
APAC	46,408	31,023
Total net sales to unaffiliated customers	$585,397	$532,085

Segment gross profit
EMEA	$51,940	$44,060
Americas	21,433	20,991
APAC	6,623	5,554
Total segment gross profit	79,996	70,605
Inventory step-up	(417)	(138)
Accelerated depreciation and restructuring related	(471)	(278)
Total gross profit	$79,108	$70,189

Segment operating income
EMEA	$20,417	$16,145
Americas	7,364	7,792
APAC	3,366	3,089
Total segment operating income	31,147	27,026
Corporate	(6,683)	(5,947)
Costs related to acquisitions	(635)	(312)
Restructuring related	(3,372)	(1,937)
Accelerated depreciation	(108)	(278)
Asset impairment	—	(498)
Curtailment gain (loss)	—	(333)
Inventory step-up	(417)	(138)
Operating income	19,932	17,583
Interest expense, net	(2,129)	(1,561)
Foreign currency transaction gains (losses)	(682)	(579)
Other income (expense), net	78	136
Income from continuing operations before taxes	$17,199	$15,579

Capacity utilization
EMEA	87%	81%
Americas	67%	66%
APAC	67%	75%
Worldwide	77%	74%